Exhibit 23.01

SCANA CORPORATION

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-119618, 333-37398 and 333-129775 of SCANA Corporation on Form S-8 of our report dated June 26, 2008, appearing in this Annual Report on Form 11-K of SCANA Corporation Stock Purchase-Savings Plan for the year ended December 31, 2007.

/s/DELOITTE & TOUCHE LLP
Columbia, South Carolina
June 26, 2008